Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2007 Second Quarter Financial Results

ATLANTA, July 25, 2007 -- RPC, Inc. (NYSE: RES) announced its unaudited results for the second quarter ended June 30, 2007. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2007, revenues increased 17.1 percent to $171,031,000 compared to $146,065,000 in the second quarter last year. Operating profit for the quarter was $38,705,000 compared to $44,350,000 in the prior year. Net income was $23,815,000 or $0.24 diluted earnings per share, compared to $27,614,000, or $0.28 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $57,927,000 compared to $56,066,000 in the prior year. (1)

Cost of services rendered and goods sold was $88,191,000, or 51.6 percent of revenues, during the second quarter of 2007, compared to $69,695,000, or 47.7 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses. As a percentage of revenues, these costs also increased primarily because of reduced pricing in our pressure pumping service line, higher direct employment costs and materials and supplies expenses. Selling, general and administrative expenses increased by 20.9 percent in the second quarter of 2007 to $27,077,000 from $22,392,000 in the prior year. This increase was due primarily to higher compensation expenses consistent with higher activity levels and the implementation of our long-term growth plan. Depreciation and amortization increased 61.2 percent to $18,695,000 during the quarter, compared to $11,597,000 last year. This increase was due to the higher level of capital expenditures made during recent quarters under RPC’s long-term growth plan to increase our capacity, expand facilities and maintain our existing fleet of equipment.

For the six months ended June 30, 2007, revenues increased 21.3 percent to $342,076,000 compared to $282,089,000 last year. Net income decreased 1.2 percent to $51,860,000, or $0.53 diluted earnings per share compared to net income of $52,514,000, or $0.53 diluted earnings per share last year.

“RPC has continued to take delivery of revenue-producing equipment under our long-term growth plan,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the second quarter was 1,757, 7.5 percent higher than the same period in 2006. The average price of oil decreased 8.0 percent and the average price of natural gas increased by 15.4 percent during the quarter compared to the prior year. Our revenues grew at a greater rate than the domestic rig count because of the capacity growth realized in our growth plan. However, our revenue growth would have been higher except for pricing pressure from increased capacity placed in service by our competition, primarily within fracturing, and bad weather in several of our Texas and Oklahoma markets.

“We are disappointed by our second quarter operating results, because we did not achieve direct or fixed cost leverage as we usually do during periods of increasing revenues,” continued Hubbell. “Our direct costs were negatively impacted by pricing competition, rising personnel costs, caused by competition for qualified employees, and higher materials and supplies unit costs, some of which could not be passed on to our customers. Our profitability was also impacted by one of our new locations, which is not yet operating at optimal revenue

(1) EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2007 Press Release

levels. In addition, our depreciation has increased because of our high capital expenditures. We invested slightly more than $70 million in new equipment during the quarter, and we are diligently working to make this equipment operational.

“We continue to be optimistic about the long-term fundamentals within the domestic oilfield and the demand for our services in the markets in which we operate. We are encouraged by the continued growth of directional drilling in the U.S. domestic market, which requires higher service intensity than traditional vertical drilling, and we are positioning ourselves to benefit from continued directional drilling growth expectations. We are also encouraged by high current and projected prices of oil and natural gas. We will continue to monitor these factors, as well as the competitive environment in which we operate. We are also continuing to improve our operational execution of this growth plan to maximize efficiency and profitability.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services. Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include pressure pumping, hydraulic workover services, coiled tubing, nitrogen, wireline, well control, downhole tools, surface production equipment, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced higher revenues due to higher capacity, the increased drilling rig count and related customer activity. Technical Services revenues rose 17.2 percent for the quarter compared to the prior year, driven by increased capacity in this segment. Support Services revenues rose by 16.4 percent during the quarter compared to the prior year. This increase was driven by increased capacity in the rental tool service line, which is the largest service line within Support Services.

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(in thousands)
Revenues:
Technical services	$ 140,198	$ 119,572	$ 282,505	$ 234,334
Support services	30,833	26,493	59,571	47,755

Total revenues	$ 171,031	$ 146,065	$ 342,076	$ 282,089

Operating Profit (Loss):
Technical services	$ 31,427	$ 37,044	$ 66,713	$ 73,283
Support services	8,496	8,361	18,037	13,552
Corporate expenses	(2,855)	(3,024)	(5,246)	(5,969)
(Gain) on disposition of assets, net	(1,637)	(1,969)	(3,186)	(3,001)

Total operating profit (loss)	$ 38,705	$ 44,350	$ 82,690	$ 83,867

Other income, net	527	119	1,424	380
Interest (expense)/income, net	(354)	94	(1,090)	247

Income before income taxes	$ 38,878	$ 44,563	$ 83,024	$ 84,494

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

2nd Quarter 2007 Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC’s optimism about the long-term fundamentals within the domestic oilfield and the demand for RPC’s services in the markets in which RPC operates, RPC’s expectation about the continued growth of directional drilling in the U.S. domestic market, RPC’s belief that it is positioning itself to benefit from continued directional drilling growth expectations, RPC’s expectations about the continued high prices of oil and natural gas, and RPC’s ability to continue to improve its operational execution of its growth plan to maximize efficiency and profitability. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

For information about RPC, Inc., please contact:

BEN M. PALMER Chief Financial Officer 404.321.2140 bpalmer@rpc.net	JIM LANDERS V.P. Corporate Finance 404.321.2162 jlanders@rpc.net

2nd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2007	2006	% BETTER (WORSE)	2007	2006	% BETTER (WORSE)
REVENUES	$ 171,031	$ 146,065	17.1%	$ 342,076	$ 282,089	21.3%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	88,191	69,695	(26.5)	175,712	135,446	(29.7)
Selling, general and administrative expenses	27,077	22,392	(20.9)	52,902	43,475	(21.7)
Depreciation and amortization	18,695	11,597	(61.2)	33,958	22,302	(52.3)
Gain on disposition of assets, net	(1,637)	(1,969)	(16.9)	(3,186)	(3,001)	6.2

Operating profit	38,705	44,350	(12.7)	82,690	83,867	(1.4)
Interest expense	(368)	(10)	N/M	(1,122)	(11)	N/M
Interest income	14	104	(86.5)	32	258	(87.6)
Other income, net	527	119	N/M	1,424	380	274.7

Income before income taxes	38,878	44,563	(12.8)	83,024	84,494	(1.7)
Income tax provision	15,063	16,949	11.1	31,164	31,980	2.6

NET INCOME	$ 23,815	$ 27,614	(13.8)%	$ 51,860	$ 52,514	(1.2)%

EARNINGS PER SHARE
Basic	$ 0.25	$ 0.29	(13.8)%	$ 0.54	$ 0.55	(1.8)%

Diluted	$ 0.24	$ 0.28	(14.3)%	$ 0.53	$ 0.53	N/M %

AVERAGE SHARES OUTSTANDING
Basic	96,350	95,435		96,037	95,245

Diluted	98,448	98,634		98,391	98,700

2nd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2007	2006

ASSETS
Cash and cash equivalents	$ 4,723	$ 2,936
Accounts receivable, net	165,092	132,125
Inventories	25,030	16,524
Deferred income taxes	4,876	4,466
Income taxes receivable	7,248	—
Prepaid expenses and other current assets	3,888	2,783

Total current assets	210,857	158,834

Property, plant and equipment, net	370,909	180,506
Goodwill	24,093	24,093
Other assets	5,854	4,372

Total assets	$ 611,713	$ 367,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 57,162	$ 39,455
Accrued payroll and related expenses	13,147	9,665
Accrued insurance expenses	3,965	3,683
Accrued state, local and other taxes	4,525	2,330
Income taxes payable	922	723
Short-term debt	—	2,036
Other accrued expenses	641	756

Total current liabilities	80,362	58,648

Accrued insurance expenses	7,245	6,280
Notes payable to banks	125,150	—
Pension liabilities	5,505	12,046
Other long-term liabilities	1,907	2,522
Deferred income taxes	12,264	8,074

Total liabilities	232,433	87,570

Common stock	9,800	9,738
Capital in excess of par value	14,978	12,343
Retained earnings	359,820	266,008
Accumulated other comprehensive loss	(5,318)	(7,854)

Total stockholders’ equity	379,280	280,235

Total liabilities and stockholders’ equity	$ 611,713	$ 367,805

Certain prior year balances have been reclassified to conform with current year presentation.

2nd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended June 30, (Unaudited)	(In thousands)

	2007	2006
Operating Activities:
Net income	$ 51,860	$ 52,514
Depreciation, amortization and other non-cash charges	32,355	20,775
Other net changes in operating activities	(31,832)	(20,519)

Net cash provided by operating activities	52,383	52,770

Investing Activities:
Capital expenditures	(134,047)	(62,534)
Other investing activities	3,962	3,951

Net cash used for investing activities	(130,085)	(58,583)

Financing Activities:
Payment of dividends	(9,745)	(6,414)
Borrowings from notes payable to banks	291,750	7,046
Repayments on notes payable to banks	(202,200)	(5,010)
Cash paid for common stock purchased and retired	(1,730)	(1,944)
Other financing activities	1,621	2,262

Net cash provided by (used for) financing activities	79,696	(4,060)

Net increase (decrease) in cash and cash equivalents	1,994	(9,873)
Cash and cash equivalents at beginning of period	2,729	12,809

Cash and cash equivalents at end of period	$ 4,723	$ 2,936

2nd Quarter 2007 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter			Six Months

	2007	2006		2007	2006

Reconciliation of Net Income to EBITDA
Net Income	$23,815	$27,614		$51,860	$52,514
Add:
Income tax provision	15,063	16,949		31,164	31,980
Interest expense	368	10		1,122	11
Depreciation and amortization	18,695	11,597		33,958	22,302
Less:
Interest income	14	104		32	258

EBITDA	$57,927	$56,066		$118,072	$106,549

EBITDA PER SHARE
Basic	$0.60	$0.59	1.7%	$1.23	$1.12	9.8%

Diluted	$0.59	$0.57	3.5%	$1.20	$1.08	11.1%